Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Public Relations Manager

(727) 563-5822

Catalina Marketing Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 31, 2006

ST. PETERSBURG, FL, May 4, 2006 – Catalina Marketing Corporation (NYSE: POS) today reported financial results for its fourth quarter and fiscal year ended March 31, 2006.

For the three months ended March 31, 2006, consolidated revenues were $125.9 million, a 12.5% increase over revenues of $112.0 million in the same period of fiscal 2005. Consolidated net income for the fourth quarter increased $8.7 million, or 57.2%, to $24.0 million, or $0.51 per diluted share, compared with net income of $15.3 million, or $0.29 per diluted share, in the fourth quarter of fiscal 2005. Fourth quarter results in fiscal 2005 included $0.7 million in losses from discontinued operations due principally to losses from the disposal of non-core businesses.

The company reported consolidated income from continuing operations for the quarter ended March 31, 2006 of $24.0 million, or $0.51 per diluted share, an increase of 50.3% over income from continuing operations of $16.0 million, or $0.30 per diluted share, for the quarter ended March 31, 2005.

Twelve-Month Consolidated Results

For the fiscal year ended March 31, 2006, consolidated revenues were $417.7 million, compared with revenues of $410.1 million in fiscal 2005. Consolidated net income for the 2006 fiscal year was $71.6 million, or $1.46 per diluted share, compared with net income of $65.5 million, or $1.25 per diluted share, in fiscal 2005. Results for fiscal year 2005 included a loss from discontinued operations of $3.1 million related to the operation and divestiture of non-core businesses.

The company reported consolidated income from continuing operations for the twelve months ended March 31, 2006 of $71.6 million, or $1.46 per diluted share, compared with $68.6 million, or $1.31 per diluted share, in fiscal 2005.

During the prior fiscal year, the company received a favorable ruling related to a state sales tax assessment, and as a result reversed into income a $4.4 million accrued liability, which had been recognized as expense in prior periods. The reversal of this liability resulted in a favorable impact, net of related income taxes, of approximately $0.05 per diluted share. On a non-GAAP pro forma basis*, excluding the impact of the prior year favorable tax adjustment, fiscal 2006 earnings from continuing operations of $1.46 per diluted share improved $0.20 compared with $1.26* per diluted share in fiscal 2005.

“We have consistently communicated that the fourth quarter of this fiscal year would be an important step that reflects the fundamental changes we have been making to grow the top line, and create strong profit growth. We are pleased to report that the company delivered based on that focus in the fourth quarter,” chief executive officer, Dick Buell, commented. “This improvement is a result of superior business unit performance and appropriate share repurchases, combined with disciplined cost controls.”

Buell continued, “Looking forward, our management team continues to focus on investing for sustainable and long term profit growth. We are excited about the opportunity for growth over the next three years as we expect continued solid performance by CMI and CHR, and a return to consistent growth at CMS, as a result of the roll-out of color printers and expansion into new channels. To facilitate this, we will continue to make significant investments on our balance sheet and income statement in fiscal 2007, positioning us to recognize profit growth again in fiscal 2008.”

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005		Three Months Ended March 31, 2006 Percent Change
(In millions)	Revenues	Net Income/ (Loss)	Revenues	Net Income/ (Loss)	Revenues	Net Income/ (Loss)
Catalina Marketing Services	$78.1	$22.6	$74.7	$20.7	4.7%	9.5%
Catalina Health Resource	27.0	5.5	19.3	1.8	39.9%	207.4%
Catalina Marketing International	20.8	1.9	18.0	2.9	15.6%	(35.1)%
Corp / Eliminations	—	(6.0)	—	(9.4)	—	35.8%

From Continuing Operations	$125.9	$24.0	$112.0	$16.0	12.5%	50.3%

Discontinued Operations	$—	$—	$—	$(0.7)	—	100.0%

Consolidated	$125.9	$24.0	$112.0	$15.3	12.5%	57.2%

	Twelve Months Ended March 31, 2006		Twelve Months Ended March 31, 2005		Twelve Months Ended March 31, 2006 Percent Change
(In millions)	Revenues	Net Income/ (Loss)	Revenues	Net Income/ (Loss)	Revenues	Net Income/ (Loss)
Catalina Marketing Services	$254.4	$67.7	$269.6	$73.9	(5.6)%	(8.3)%
Catalina Health Resource	89.5	16.4	76.2	9.3	17.5%	75.6%
Catalina Marketing International	73.8	6.9	64.1	7.4	15.1%	(6.7)%
Corp / Eliminations	—	(19.4)	0.2	(22.0)	(94.7)%	11.9%

From Continuing Operations	$417.7	$71.6	$410.1	$68.6	1.9%	4.4%

Discontinued Operations	$—	$—	$—	$(3.1)	—	100.0%

Consolidated	$417.7	$71.6	$410.1	$65.5	1.9%	9.4%

Summary of Color Printer Commercialization Metrics

The following table summarizes the status and estimates of certain metrics associated with the color printing project. These metrics are based on preliminary results from a multi-store pilot program, certain assumptions and estimates regarding the timing of installation, capital expenditures and expenses related to the project, and the performance of the color printers once installed in stores. Further, these metrics are subject to the cautionary language set forth below and the risk factors included in Item 7 of the Company’s Annual Report on form 10-K for the fiscal year ended March 31, 2005.

Metric	Status / Estimate
Stores in Current Pilot Program	20

Installation Time Frame	Mid 2006 through December 2007

Printers Scheduled to be Replaced	Approximately 145,000

Standard Price Increase	$0.02 per Standard, Color Communication

Preliminary Redemption (10 store test)	25%+ Higher than Thermal

Speed of Color Printer	Equivalent to the Current Thermal Printers

Investment in Color Initiative	Appproximately $100 million

Depreciable Life of Printers	7 Years

FY 2007 Operating Margin Impact - CMS	Decline Approximately 5.0 to 7.0 ppts

FY 2007 Operating margin Impact - CMC	Decline Approximately 3.0 to 4.0 ppts

Targeted Return on Capital	Over 30% for Catalina Marketing Corporation

Stock Repurchases

During the fourth quarter, the company repurchased 1,723,600 shares of its common stock for a total of $39.1 million, at an average price of $22.71 per share. During the fiscal year just ended, the company purchased 4,781,200 shares of its common stock for a total of $114.3 million, at an average price of $23.91 per share. The company currently has authority to repurchase an additional $41.5 million of common stock under the $100 million August 2005 Board of Directors authorization.

Webcast and Investor Conference Scheduled

The company will host a webcast on Thursday, May 4, 2006 at 10:00 a.m. EDT to discuss its financial results for its fourth quarter and fiscal year 2006. The webcast may be accessed at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=POS&script=1000 and will be available for replay from Thursday, May 4, 2006 through Thursday, June 1, 2006.

In addition, on Friday, May 19, 2006, the company will sponsor an Investor Conference in New York. The event will feature Dick Buell, chief executive officer, Rick Frier, chief financial officer, and representatives from each of the business segments. A webcast will be available the day of the event and may be accessed through the Investor Relations Calendar of Events section of the company’s website (http://www.catalinamarketing.com).

Catalina Marketing Corporation

Selected Operating Data

(in thousands, except per share amounts)

Periods Ended March 31	Three Months		Twelve Months
	2006	2005	2006	2005
Revenues	$125,913	$111,969	$417,746	$410,062

Direct Operating Expenses	38,829	37,446	135,475	129,449

Selling, General and Administrative	40,822	40,660	132,098	129,365

Depreciation and Amortization	9,306	10,086	35,986	42,446

Income from Operations	36,956	23,777	114,187	108,802

Other Income (Expense)	(60)	1,462	(511)	1,450

Provision for Income Taxes	12,884	9,262	42,060	41,656

Income from Continuing Operations	24,012	15,977	71,616	68,596

Gain (Loss) from Discontinued Operations	—	(270)	—	(4,272)
Gain (Loss) from Disposition	—	(431)	—	1,128

Income (Loss) from Discontinued Operations	—	(701)	—	(3,144)

Net Income	$24,012	$15,276	$71,616	$65,452

Earnings Per Share, Basic:

Earnings Per Share from Continuing Operations	$0.51	$0.30	$1.47	$1.31
Income (Loss) from Discontinued Operations	$—	$(0.01)	$—	$(0.06)

Net Income Per Common Share	$0.51	$0.29	$1.47	$1.25

Weighted Average Shares Outstanding	47,225	51,740	48,629	52,167

Earnings Per Share, Diluted:

Earnings Per Share from Continuing Operations	$0.51	$0.30	$1.46	$1.31
Income (Loss) from Discontinued Operations	$—	$(0.01)	$—	$(0.06)

Net Income Per Common Share	$0.51	$0.29	$1.46	$1.25

Weighted Average Shares Outstanding	47,429	52,180	48,925	52,356

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	March 31, 2006	March 31, 2005
Selected Balance Sheet and Cash Flow Data (in thousands):

Cash	28,117	116,191

Debt	61,856	64,623

Stockholders’ Equity	143,157	196,374

Cash Flows from Operating Activities - Quarter / YTD	39,649 / 101,674	46,230 / 117,991

Capital Expenditures - Quarter / YTD	20,758 / 60,254	9,594 / 22,527

Net Borrowings/(Payments) on LT Debt - Quarter / YTD	15,240 / 1,995	(160) / (2,776)

Repurchase of Common Stock - Quarter / YTD	39,139 / 114,317	44,174 / 44,174

Dividends Paid - Quarter / YTD	- / 14,451	- / 15,653

Catalina Marketing Services:

Number of Stores at Quarter End	21,048	17,609

Net Stores (Deinstalled) Installed During Quarter / YTD	3,260 / 3,439	(103) / 5

Promotions Printed During Quarter / YTD (in millions)	948 / 3,117	881 / 3,279

Weekly Shopper Reach at Quarter End (in millions)	232	218

Catalina Health Resource:

Number of Stores at Quarter End	12,780	12,423

Net Stores Installed (Deinstalled) During Quarter / YTD	159 / 357	43 / 494

Catalina Marketing International:

Number of Stores at Quarter End	7,316	5,907

Net Stores Installed During Quarter / YTD	354 / 1,409	166 / 362

Promotions Printed During Quarter / YTD (in millions)	412 / 1,186	235 / 851

Weekly Shopper Reach at Quarter End (in millions)	86	66

Regulation “G” Requirements

*The following table provides a reconciliation of the differences between the non-GAAP financial measure presented herein and the most directly comparable financial measure calculated and presented in accordance with GAAP.

	March 31, 2006	March 31, 2005
Diluted Earnings per Share from Continuing Operations:

Diluted Earnings per Share from Continuing Operations - GAAP	$1.46	$1.31

Reversal of a State Sales Tax Assessment *	—	(0.05)

Diluted Earnings per Share from Continuing Operations - Pro Forma	$1.46	$1.26

*	The non-GAAP pro forma earnings per share from continuing operations are a supplement to the financial data that is based on generally accepted accounting principles (GAAP). The non-GAAP pro forma results reflect adjustments to exclude the non-recurring favorable ruling related to a state sales tax assessment that occurred in the third quarter of fiscal 2005. The company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for comparability with recurring results for the future. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s networks including as it relates to the installation of color printers and the Company’s networks in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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